SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2010

TECHTEAM GLOBAL, INC.

 (Exact name of registrant as specified in its charter)

Delaware	0-16284	38-2774613
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

27335 West 11 Mile Road Southfield, Michigan	48033
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:  (248) 357-2866

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 26, 2010, the Third Amendment (“Amendment”) to the Credit Agreement, dated June 1, 2007 (“Credit Agreement”), between the TechTeam Global, Inc. (“TechTeam” or the “Company”) and the lenders thereunder, JPMorgan Chase Bank, N.A. and Bank of America, N.A. (the “Lenders”), became effective.  A copy of the Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Amendment decreased the Lenders’ commitment under the Credit Agreement by $27,000,000 to total available credit of $28,000,000.  Bank of America, N.A. has been paid in full and is no longer a facility lender.

The Amendment also increased the interest rate applicable to borrowings under the Credit Agreement (“Applicable Rate”) by modifying an element in the formula used to determine the Applicable Rate.  The Applicable Rate is equal to the Eurocurrency rate for U.S. dollars plus a factor determined with reference to the Company’s Leverage Ratio.  The Amendment increased the range for this factor from 0.95% - 1.45% to 1.50% - 2.00%.  The unused commitment fee was also increased from a range of 0.15% - 0.25% to a range of 0.25% - 0.35%.  This fee is also determined with reference to the Company’s Leverage Ratio.

The Amendment permits the Company to maintain (a) a rolling four-quarter Leverage Ratio as of the fiscal quarters ending of March 31, 2010 and June 30, 2010 of 3.25 to 1 (up from 3.0 to 1), and 3.0 to 1 for any fiscal quarter thereafter; and (b) a rolling four-quarter Fixed Charge Coverage Ratio as of fiscal quarters ending of March 31, 2010 and June 30, 2010 of 1.0 to 1.0 (down from 1.25 to 1.0) and 1.25 to 1.0 for any fiscal quarter thereafter.

The Company’s Leverage Ratio is equal to the ratio of (a) the Company’s consolidated indebtedness less cash and cash equivalents held by the Company’s U.S.-based entities in excess of $5 million to (b) the Company’s consolidated trailing 12-month EBITDA (earnings before interest, taxes, depreciation and amortization).

Finally, the Amendment also modified the definition of “Consolidated Adjusted EBITDA” to allow the Company to add to Consolidated Adjusted EBITDA as previously defined (a) the amount of the non-cash goodwill and intangible asset impairment charges taken by the Company in the fiscal quarters ending December 31, 2009, March 31, 2010 and/or June 30, 2010, and (b) an amount related to cash restructuring charges taken by the Company for fiscal quarters ending March 31, 2010 and/or June 30, 2010.

Item 2.02	Results of Operations and Financial Condition

On March 29, 2010, TechTeam Global, Inc. issued a press release announcing its earnings for the Fourth Quarter and Year End of 2009.

A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.05	Cost Associated with Exit or Disposal Activities

On March 23, 2010, the Board of Directors of TechTeam Global, Inc. (“TechTeam” or the “Company”) approved a restructuring plan required to reduce costs, to eliminate excess capacity and streamline the Company’s management. The restructuring is necessitated largely by the previously announced wind-down of certain customer contracts and the reduction in revenue as a result of the recent global economic downturn. The Company anticipates that the restructuring plan will be substantially complete by the end of the First Quarter 2010. The restructuring charge includes the vacating of the Company’s leased facilities in Dresden, Germany and Gothenburg, Sweden. As a result of these actions, the Company expects to incur a $2.7 million to $3.4 million restructuring charge in the First Quarter of 2010 primarily covering the cost of separating employees and vacating these facilities.

The statements contained in this Current Report on Form 8-K that are not purely historical, including statements regarding the company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the potential impact of this contract on the Company’s revenue and earnings performance going forward. Forward-looking statements may be identified by words including, but not limited to, “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to delays in the implementation of the service model developed for the renewal contract business, the inability of TechTeam to staff the project with sufficient qualified resources, changes in the customer’s business or the requirements thereof, unanticipated problems that arise from the transition from the customer’s former service model, difficulties in providing the service solutions for the customer which includes products or services delivered by the customer, the Company or the customer ’s subcontractors or technology vendors.  The forward-looking statements included in this press release are based on information available to the company on the date hereof, and the company assumes no obligation to update any such forward-looking statement. Prospective investors should also consult the risks described from time to time in the company’s Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(D)   The following exhibits are included with this report:

Exhibit 10.1	Third Amendment (“Amendment”) to the Credit Agreement, dated June 1, 2007.

Exhibit 99.1	March 29, 2010 Press Release - TechTeam Global Reports Fourth Quarter and Year End 2009 Financial Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHTEAM GLOBAL, INC.

By:	/s/ Michael A. Sosin
Michael A. Sosin
Vice President, General Counsel and Secretary

Date:  March 29, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment (“Amendment”) to the Credit Agreement, dated June 1, 2007.

99.1	March 29, 2010 Press Release - TechTeam Global Reports Fourth Quarter and Year End 2009 Financial Results.

E-1